Exhibit 10.2

Grantee: ___________________________	Grant Date: May 11, 2005

Number of Shares: __________

Dear ___________________:

Re:	Restricted Stock Award

                    I am pleased to inform you that Spartan has granted to you the number of restricted shares of Spartan's Common Stock described above under the Spartan Stores, Inc. 2001 Stock Incentive Plan. By accepting this grant, you agree that the restricted stock is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

                    Restricted Stock Grant. Spartan grants to you the number of shares of Spartan Common Stock set forth above, all of which are subject to restrictions imposed under this letter and the Plan (the "Restricted Shares").

                    Transferability. Until the restrictions lapse as set forth below, the Plan provides that the Restricted Shares are generally not transferable by you except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Shares are exercisable during your lifetime only by you, your guardian, or your legal representative.

                    Lapsing of Restrictions. Except as otherwise provided in this letter, the restrictions imposed on the Restricted Shares shall lapse as follows: (1) restrictions on 20% (rounded to the nearest whole share) of the Restricted Shares shall lapse one year from the date of this letter; (2) restrictions on an additional 20% (rounded to the nearest whole share) of the Restricted Shares shall lapse two years from the date of this letter; (3) restrictions on an additional 20% (rounded to the nearest whole share) of the Restricted Shares shall lapse three years from the date of this letter; (4) restrictions on an additional 20% (rounded to the nearest whole share) of the Restricted Shares shall lapse four years from the date of this letter; and (5) restrictions on the remaining 20% of the Restricted Shares shall lapse five years from the date of this letter. The periods during which Restricted Shares are subject to restrictions imposed by the Plan and under this letter are referred to in this letter as "Restricted Periods."

                    Termination of Employment. The forfeiture, vesting or lapsing, as the case may be, of the Restricted Shares shall occur at the times provided in the Plan after your death, retirement or disability, or the termination of your employment with Spartan or its subsidiaries, or if you enter into Competition (as defined in the Plan) with Spartan.

                    Shareholder Rights. During the Restricted Period(s), you shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Shares held of record by you as if you held unrestricted Common Stock; provided, however, that the unvested portion of any Restricted Shares award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this letter or the Plan. Any noncash dividends or distributions paid with respect to unvested Restricted Shares shall be subject to the same restrictions as those relating to the Restricted Shares awarded under this letter agreement. After the restrictions applicable to the Restricted Shares lapse, you shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Certifications. You represent and warrant that you are acquiring the Restricted Shares for your own account and investment and without any intent to resell or distribute the Restricted Shares. You shall not resell or distribute the Restricted Shares after any Restricted Period except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Binding Effect; Amendment. This letter agreement and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

Very truly yours,

Craig C. Sturken
Chairman, President & CEO